                     SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)   December 30, 1994



                    PENNSYLVANIA POWER & LIGHT COMPANY
___________________________________________________________________________
          (Exact name of registrant as specified in its charter)



         PENNSYLVANIA                   1-905               23-0959590
___________________________________________________________________________
  (State or other jurisdiction       (Commission         (IRS Employer
        of incorporation)            File Number)        Identification
                                                               No.)



      TWO NORTH NINTH STREET, ALLENTOWN, PA.               18101-1179
___________________________________________________________________________
     (Address of principal executive offices)              (Zip Code)



Registrant's telephone number,including area code 610-774-5151



___________________________________________________________________________
      (Former name or former address, if changed since last report.)



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Item 5.	Other Events

Base Rate Filing with the Pennsylvania Public Utility Commission

	On December 30, 1994, Pennsylvania Power & Light Company (the "Company") filed a request with the Pennsylvania Public Utility Commission (the "PUC") for a $261 million increase in electric base rates, an 11.7% increase in PUC-jurisdictional rates. The Company has requested that the new rates take effect on February 28, 1995, but the PUC is expected to suspend the request for investigation and hearings and a final rate decision is not expected before September 30, 1995.

	Several of the items included in the rate filing relate to the Company's Susquehanna nuclear-fueled generating plant. The Company currently uses a modified sinking fund method of depreciation for property placed in service at Susquehanna prior to January 1, 1989, which results in substantial increases in annual depreciation expense each year until 1999. At that time, annual depreciation expense is scheduled to decline by about $90 million to the amount that would have been recorded if a straight line method of depreciation had been in effect since the in-service dates of the units. The Company is seeking to levelize this depreciation expense at an annual amount of about $173 million over the period October 1, 1995 through December 31, 1998, which would eliminate the currently scheduled increases in depreciation during that time period.

	The Company also is seeking recovery, over a 10-year period, of certain deferred operating and capital costs, net of energy savings, incurred from the time the Susquehanna units were placed in service until the effective dates of the rate increases for those units. These costs, which were deferred in accordance with PUC orders, total about $39 million including related deferred income taxes.

	When the PUC decided the Company's last rate case in 1985, it determined that the Company had excess generating capacity and disallowed the Company a return on its common equity investment in Susquehanna Unit No. 2. The Company's generating reserves have declined over the past 10 years and are projected to be below the level considered excess by the PUC in 1985. Accordingly, the Company's rate increase request reflects a return on its common equity investment in Susquehanna Unit No. 2.

	Finally, the Company is requesting an $18 million increase in the amount it collects from customers for the estimated cost to decommission the Susquehanna plant. This increase reflects a site-specific decommissioning study completed in late 1993 which shows that the Company's 90 percent share of the cost to decommission Susquehanna will be about $724 million, an amount substantially greater than the amount currently reflected in rates.

	The Company also requested recovery of other costs that currently are not included in base rate charges. The Company is proposing to begin collecting now -- at the rate of about $43 million annually -- to cover the estimated cost of dismantling its fossil-fuel plants in the next century at the end of their expected useful lives.

	The Company also is seeking recovery of the full amount of retiree health care costs being recorded in accordance with Statement of Accounting Standard (SFAS) 106, "Employers Accounting for Postretirement Benefits Other Than Pensions", including the amount the Company began to defer as of January 1, 1993 pursuant to a PUC order but subsequently charged to expense due to a decision by the Commonwealth Court of Pennsylvania that essentially reversed the PUC order.

	The Company also is seeking approval to shorten by six to twelve years the depreciation lives of certain of its coal-fired generating units, thereby increasing annual depreciation expense for those units. These changes reflect, among other things, the expected costs that would have to be expended to comply with environmental regulations. The proposed lives would not result in the retirement of any of the units before the year
2003. The Company also proposes to lengthen the depreciation lives of certain of its transmission and distribution property to reflect a new life study of those facilities. This change would reduce annual depreciation expense for those facilities, resulting in a net reduction in revenue requirements of $3 million from changes in depreciation lives.

	As part of its continuing efforts to reduce costs and improve efficiency, the Company offered a voluntary early retirement program to 851 eligible employees. A total of 639 employees have elected to retire under the program, at an estimated cost of about $74 million. The Company recorded the cost of the program as a non-recurring charge in the fourth quarter of 1994, which, after income taxes, reduced net income by about $42 million, or 28 cents per share of common stock. Annual savings in operating expenses associated with this reduction in employees are estimated to be approximately $35 million.

	The Company's rate filing reflects an estimate of the savings from the early retirement program and will seek recovery of the cost of the program over a five-year period. To the extent that the PUC permits recovery of the cost of the program in rates, the Company will record a credit to income to reverse the recoverable portion of the charge recorded in the fourth quarter of 1994.

	Finally, in its rate filing the Company proposed a method of recovering costs currently being billed to other utilities pursuant to contractual arrangements for the sale of capacity and related energy to those utilities. These contracts begin to phase-out in 1996, and the Company has proposed to recover the costs associated with the returning capacity through its Energy Cost Rate (ECR). Under the Company's proposal, the ECR would be adjusted automatically each year as capacity is returned pursuant to the contracts. In this way, customer rates, through ECR billings, will reflect both the capital-related and operating costs associated with the returning capacity. The Company's proposal also provides for all the revenues associated with sales of any returning capacity to be flowed through the ECR.

                                SIGNATURE

	Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  PENNSYLVANIA POWER & LIGHT COMPANY


                                  by       /s/ R. E. Hill
                                               R. E. Hill
                                         Senior Vice President-
                                               Financial

Date:  January 3, 1995